Exhibit 99.1

February 6, 2014

USA Technologies Announces Second Quarter, Fiscal 2014 Results

MALVERN, Pa.--(BUSINESS WIRE)-- USA Technologies, Inc. (NASDAQ:USAT) ("USAT"), a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries, today reported results for the second fiscal quarter ended December 31, 2013.

"During the second quarter, we continued to drive new connections and new customers to our ePort Connect® service across all vertical markets," said Stephen P. Herbert, USAT's chairman and chief executive officer. "By leveraging our existing customer base and industry diversification strategies, we gained 17,000 new connections to our ePort Connect service in the quarter, strong results that helped us offset 10,000 deactivations from a customer that we previously announced was transitioning away from our service. In addition, our customer base grew by 48% from the prior year, to 6,075 customers at the end of the quarter, reflecting what we believe to be a growing awareness for cashless in the self-serve retail market.

"We also generated our second highest level of GAAP and non-GAAP net income in the second quarter—solid progress as we work toward our fiscal 2014 objectives that include the doubling of non-GAAP net income for the fiscal year," said Herbert.

Highlights for the second quarter, compared to the corresponding quarter in the prior year, included:

•	GAAP net income of $409,191 up from $153,758;

•	Non-GAAP net income of $447,087, down from non-GAAP net income of $557,393;

•	Earnings per diluted share, both GAAP and non-GAAP, of $.01 and $.01, respectively, compared to $.00 and $.02, respectively, for the second quarter of fiscal 2013;

•	Total revenues of $10.6 million, a 19% increase;

•	License and transaction fee revenue of $8.7 million, a 17% increase; and

•	Adjusted EBITDA of $1.9 million, an 8% increase.

Approximately 82% of total revenues stemmed from license and transaction fee revenues, which are largely driven by connections to USAT's comprehensive and turnkey cashless payment and M2M telemetry service, ePort Connect.

•	Total ePort Connect customers grew to 6,075 as of December 31, 2013, a 48% increase compared to total customers as of December 31, 2012.

•	Total connections to USAT's ePort Connect service grew to 224,000 as of December 31, 2013, up from 186,000 connections as of December 31, 2012, an increase of 20%.

"Last fiscal year, we worked to expand our sales and marketing presence in self-serve retail markets beyond vending, such as commercial laundry, amusement, kiosk and taxi and transportation," continued Herbert. "Similar to vending, many of these markets are in the early stages of cashless adoption and thus, in our view, hold enormous opportunity for growth going forward. During the second quarter, we continued to strengthen our presence in each of these markets through value-added services and innovative programs and products."

Examples include:

•	Winning the largest commitment ever for our ePort® and ePort Connect service—50,000 potential connections—from USConnect, a consortium of independent vending and food service companies targeting adoption of cashless payment and telemetry for the majority of the self-serve locations owned or operated by their members by 2018;

•	Expansion, via our QuickConnect Web service, of USAT's servicing capabilities to the micro-market vending community, beginning with the certification of micro-market supplier, Revive Self Checkout;

•	Launch of the nationwide Isis mobile payment and "Fifth Purchase Free" loyalty program, with over 70,000 USAT customer locations enabled with Isis SmartTap® technology during the second quarter;

•	Introduction of ePort GO™ to the taxi and transportation market in conjunction with Verizon Wireless' business to business team; and

•	The addition of USAT's 87th patent to its collection of intellectual property. Through this patent and others, USAT has accumulated what USAT believes is a meaningful portfolio of intellectual property around, among other things, cashless payment, remote diagnostics and interactive transaction capabilities in a vending machine.

Second Quarter Results

Revenues of $10.6 million in the second quarter of fiscal 2014 grew by 19% from the same period a year ago, led by growth in equipment sales of 28% and growth in license and transaction fees of 17%.

Revenue from license and transaction fees, which represented 82% of revenues in the second quarter, is driven by net connections to USAT's ePort Connect service through monthly service fees, including any rental program fees and transaction processing fees.

Gross profit of $3.8 million increased by 6% in the second quarter, from $3.6 million for the same period in the prior year. Gross profit margin was 36.2%, down from 40.5% for the same period in the prior year, due primarily to deactivations in the quarter.

Operating expenses of $3.3 million in the second quarter grew slightly, from $3.0 million for the same period in fiscal 2013, largely due to additional investments in sales and marketing for fiscal 2014. Operating margin (both GAAP and non-GAAP) was 4.8% for the second quarter, compared to 6.4% for the same period a year ago.

GAAP and non-GAAP net income were both positive for the second quarter of fiscal 2014, with non-GAAP net income reaching the second highest level for USAT to date.

GAAP net income was $409,191 for the second quarter of fiscal 2014, compared to $153,758 for the same period in the prior year. Diluted net earnings per common share was $.01 for the second quarter of fiscal 2014 compared to $.00 for the same period in fiscal 2013.

Non-GAAP net income for the second quarter of fiscal 2014 was $447,087 compared to $557,393 for the same period in the prior year. Non-GAAP diluted net earnings per common share was $.01 for the second quarter of fiscal 2013 compared to $.02 for the same period in fiscal 2013. Non-GAAP net income and non-GAAP diluted net earnings per common share removes the impact of the fair value of warrant adjustment of $0.04 million and $0.4 million for second quarter fiscal 2014 and 2013, respectively (see Non-GAAP Reconciliation tables).

Cash and cash equivalents stood at approximately $6.7 million as of December 31, 2013, up from approximately $5.0 million as of December 31, 2012.

Outlook

"We remain encouraged by the 31,000 gross new connections achieved in the first half of fiscal 2014, the continued expansion of our customer base and feedback from our existing customers regarding the value of cashless payment as a vital tool to drive incremental revenue and operational benefits," continued Herbert. "At the same time, we are also mindful of growing competitive pressures and the need to remain agile and aggressive from a marketing perspective.

"For the remainder of fiscal 2014, we will be balancing these market dynamics, our long-term strategies and the customer environment as we work toward achieving our fiscal 2014 financial targets that include over 25% license and transaction fee revenue growth, over 20% total revenue growth and a 100% improvement in non-GAAP net income for fiscal 2014," said Herbert.

Webcast and Conference Call

USA Technologies will conduct a conference call and webcast at 10:00 a.m. Eastern Time on February 6, 2014. USA Technologies invites all interested parties to listen to the live webcast of the conference call, accessible on the Investor Relations section of USA Technologies' website. The webcast will be archived on the website within two hours of the live call. It will remain available for approximately 90 days. Interested parties unable to access the webcast may also participate by calling (866) 393-1608 or, if an international caller, (224) 357-2194. A replay of the call, available until midnight on February 9, 2014, can be accessed by calling (855) 859-2056; Conference ID#35407558, (toll free).

About USA Technologies:

USA Technologies is a leader of wireless, cashless payment and M2M telemetry solutions for small-ticket, self-serve retailing industries. ePort Connect® is the company's flagship service platform, a PCI-compliant, end-to-end suite of cashless payment and telemetry services specially tailored to fit the needs of small ticket, self-service retailing industries. USA Technologies also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G8, ePort Mobile™ for customers on the go, and QuickConnect, an API Web service for developers. USA Technologies has been granted 87 patents and has agreements with Verizon, Visa, Elavon and customers such as Compass, Crane, AMI Entertainment and others. Visit the website at www.usatech.com.

Forward-looking Statements:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation the business strategy and the plans and objectives of USAT's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to USAT or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of USAT's management, as well as assumptions made by and information currently available to USAT's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, the incurrence by us of any unanticipated or unusual non-operational expenses which would require us to divert our cash resources from achieving our business plan; the ability of USAT to retain key customers from whom a significant portion of its revenues is derived; the ability of USAT to compete with its competitors to obtain market share; whether USAT's customers continue to utilize USAT's transaction processing and related services, as our customer agreements are generally cancelable by the customer on thirty to sixty days' notice; the ability of USAT to obtain widespread commercial acceptance of it products; the ability of USAT to raise funds in the future through the sales of securities in order to sustain its operations if an unexpected or unusual non-operational event would occur; the ability of USAT to use available data to predict future market conditions, consumer behavior and any level of cashless usage; the ability of USAT to efficiently and securely integrate cashless payment with new machine technologies; whether any patents issued to USAT will provide USAT with any competitive advantages or adequate protection for its products, or would be challenged, invalidated or circumvented by others; the ability of USAT to operate without infringing the proprietary rights of others; and whether USAT's existing or anticipated customers purchase, rent or utilize ePort devices or our other products or services in the future at levels currently anticipated by USAT. Readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement made by us in this release speaks only as of the date of this release. Unless required by law, USAT does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

USA Technologies, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues:
License and transaction fees	$8,671,085	$7,403,241	$17,178,129	$14,309,598
Equipment sales	1,899,429	1,481,080	3,515,443	2,965,001
Total revenues	10,570,514	8,884,321	20,693,572	17,274,599

Cost of services	5,495,385	4,363,212	10,904,848	8,555,572
Cost of equipment	1,244,996	920,928	2,375,820	1,974,564
Gross profit	3,830,133	3,600,181	7,412,904	6,744,463

Operating expenses:
Selling, general and administrative	3,193,568	2,699,675	6,488,912	5,914,800
Depreciation and amortization	126,875	332,856	285,384	676,245
Total operating expenses	3,320,443	3,032,531	6,774,296	6,591,045
Operating income	509,690	567,650	638,608	153,418

Other income (expense):
Interest income	4,714	21,661	18,240	41,827
Interest expense	(60,405)	(25,016)	(121,381)	(48,023)
Change in fair value of warrant liabilities	(37,896)	(403,635)	181,201	59,498
Total other income (expense), net	(93,587)	(406,990)	78,060	53,302

Income before provision for income taxes	416,103	160,660	716,668	206,720
Provision for income taxes	(6,912)	(6,902)	(13,823)	(13,823)
Net Income	409,191	153,758	702,845	192,897
Cumulative preferred dividends	-	-	(332,226)	(332,226)
Net income (loss) applicable to common shares	$409,191	$153,758	$370,619	$(139,329)
Net earnings (loss) per common share - basic	$0.01	$-	$0.01	$-

Weighted average number of common shares outstanding	34,136,884	32,734,394	33,730,590	32,626,312
Net earnings (loss) per common share - diluted	$0.01	$-	$0.01	$-
Diluted weighted average number of common shares outstanding	34,222,731	33,468,336	33,816,437	32,626,312

USA Technologies, Inc.
Consolidated Balance Sheets

	December 31,	June 30,
	2013	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,654,999	$5,981,000
Accounts receivable, less allowance for uncollectible accounts of $81,000 and $18,000, respectively
Finance receivables	112,902	116,444
Inventory	1,712,812	1,823,615
Prepaid expenses and other current assets	402,705	184,336
Total current assets	10,925,819	10,726,079

Finance receivables, less current portion	346,811	408,674
Property and equipment, net	19,311,498	17,240,065
Intangibles, net	432,100	454,053
Goodwill	7,663,208	7,663,208
Other assets	80,489	84,117

Total assets	$38,759,925	$36,576,196

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$5,985,380	$7,301,247
Accrued expenses	1,087,263	1,468,184
Line of credit	4,000,000	3,000,000
Current obligations under long-term debt	252,614	247,152
Total current liabilities	11,325,257	12,016,583

Long-term liabilities:
Long-term debt, less current portion	63,501	122,754
Accrued expenses, less current portion	262,190	366,785
Deferred tax liabilities	54,068	40,245
Warrant liabilities	469,437	650,638
Total long-term liabilities	849,196	1,180,422

Total liabilities	12,174,453	13,197,005

Commitments and contingencies

Shareholders' equity:
Preferred stock, no par value:
Authorized shares- 1,800,000 Series A convertible preferred- Authorized shares- 900,000
Issued and outstanding shares- 442,968 (liquidation preference of $16,358,230 and $16,026,004, respectively)	3,138,056	3,138,056
Common stock, no par value: Authorized shares- 640,000,000 Issued and outstanding shares- 35,478,596 and 33,284,232, respectively	223,886,809	221,383,373
Accumulated deficit	(200,439,393)	(201,142,238)

Total shareholders' equity	26,585,472	23,379,191

Total liabilities and shareholders' equity	$38,759,925	$36,576,196

USA Technologies, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2013	2012	2013	2012
OPERATING ACTIVITIES:
Net income	$409,191	$153,758	$702,845	$192,897
Adjustments to reconcile net income to net cash provided by operating activities:
Charges incurred in connection with the vesting and issuance of common stock for employee and director compensation	104,464	94,891	188,856	220,224
(Gain) loss on disposal of property and equipment	(5,451)	(3,600)	9,484	(3,600)
Non-cash interest and amortization of debt discount	-	-	2,095	-
Bad debt expense, net	51,619	15,187	78,050	9,058
Depreciation	1,278,518	904,580	2,496,589	1,738,586
Amortization	-	185,600	21,953	371,200
Change in fair value of warrant liabilities	37,896	403,635	(181,201)	(59,498)
Provision for deferred tax liability	6,912	6,902	13,823	13,823
Changes in operating assets and liabilities:
Accounts receivable	344,611	1,195,158	1,049,726	1,276,479
Finance receivables	104,076	(6,129)	65,405	24,702
Inventory	45,903	(1,249,295)	123,920	82,095
Prepaid expenses and other current assets	(63,026)	(87,740)	(114,986)	(8,111)
Accounts payable	(68,081)	426,592	(1,315,867)	311,140
Accrued expenses	(503,280)	(117,364)	(485,516)	(1,568,810)

Net cash provided by operating activities	1,743,352	1,922,175	2,655,176	2,600,185

INVESTING ACTIVITIES:
Purchase of property and equipment	(10,601)	(48,753)	(25,227)	(50,278)
Purchase of property for rental program	(2,493,247)	(2,466,780)	(4,568,222)	(4,542,170)
Proceeds from the sale of property and equipment	24,862	-	24,862	-

Net cash used in investing activities	(2,478,986)	(2,515,533)	(4,568,587)	(4,592,448)

FINANCING ACTIVITIES:
Net proceeds from the exercise of common stock warrants and the retirement of common stock	1,679,433	(87,315)	1,765,087	(87,315)
Proceeds from (repayments of) line of credit	-	(337,779)	1,000,000	1,000,000
Repayment of long-term debt	(100,700)	(138,905)	(177,677)	(300,721)

Net cash provided by (used in) financing activities	1,578,733	(563,999)	2,587,410	611,964

Net increase (decrease) in cash and cash equivalents	843,099	(1,157,357)	673,999	(1,380,299)
Cash and cash equivalents at beginning of period	5,811,900	6,203,703	5,981,000	6,426,645
Cash and cash equivalents at end of period	6,654,999	5,046,346	$6,654,999	$5,046,346

Supplemental disclosures of cash flow information:
Cash paid for interest	$60,069	$25,519	$129,804	$51,669
Depreciation expense allocated to cost of sales	$1,151,643	$757,323	$2,233,158	$1,433,541
Reclass of rental program property to inventory	$(7,544)	$4,068	$13,117	$9,627
Prepaid items financed with debt	$-	$-	$101,850	$128,062
Equipment and software acquired under capital lease	$-	$-	$22,036	$-
Disposal of property and equipment	$44,512	$-	$218,716	$-

Discussion of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted EBITDA, non-GAAP net income (loss), non-GAAP operating margin and non-GAAP diluted earnings (loss) per common share. The presentation of these additional financial measures are not intended to be considered in isolation from, or superior to, or as a substitute for the financial measures prepared and presented in accordance with GAAP (Generally Accepted Accounting Principles), including the net income or net loss of USAT or net cash used in operating activities. Management recognizes that non-GAAP financial measures have limitations in that they do not reflect all of the items associated with USAT's net income or net loss as determined in accordance with GAAP. These non-GAAP financial measures are not required by or defined under GAAP and may be materially different from the non-GAAP financial measures used by other companies. USAT has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

As used herein, non-GAAP net income (loss) represents GAAP net income (loss) excluding any adjustment for fair value of warrant liabilities. As used herein, non-GAAP diluted earnings (loss) per common share is calculated by dividing non-GAAP net income (loss) applicable to common shares by the diluted weighted average number of shares outstanding.

Management believes that non-GAAP net income (loss) and non-GAAP diluted earnings (loss) per common share are important measures of USAT's business. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. We believe that these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods, and when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors' overall understanding of our current and future financial performance.

As used herein, Adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, and change in fair value of warrant liabilities and stock-based compensation expense. We have excluded the non-operating item, change in fair value of warrant liabilities, because it represents a non-cash charge that is not related to USAT's operations. We have excluded the non-cash expenses and stock-based compensation as they do not reflect the cash-based operations of USAT. Adjusted EBITDA is presented because we believe it is useful to investors as a measure of comparative operating performance and liquidity, and because it is less susceptible to variances in actual performance resulting from depreciation and amortization and non-cash charges for changes in fair value of warrant liabilities and stock-based compensation expense.

Non-GAAP Reconciliation

Reconciliation of Net Income to Non-GAAP Net Income and Net
Earnings Per Common Share - Diluted to Non-GAAP Net Earnings
Per Common Share - Diluted

	Three Months Ended
	12/31/2013	12/31/2012
Net income	$409,191	$153,758
Non-GAAP adjustments:
Fair value of warrant adjustment	37,896	403,635
Non-GAAP net income	$447,087	$557,393

Net income	$409,191	$153,758
Non-GAAP net income	$447,087	$557,393

Cumulative preferred dividends	-	-
Net income applicable to common shares	$409,191	$153,758
Non-GAAP net income applicable to common shares	$447,087	$557,393
Weighted average number of common shares outstanding	34,136,884	32,734,394
Diluted weighted average number of common shares outstanding	34,222,731	33,468,336
Net earnings per common share - basic	$0.01	$0.00
Non-GAAP net earnings per common share - basic	$0.01	$0.02

Net earnings per common share - diluted	$0.01	$0.00
Non-GAAP net earnings per common share - diluted	$0.01	$0.02

Reconciliation of GAAP Net Income to Adjusted
Earnings Before Interest, Taxes, Depreciation and
Amortization (Adjusted EBITDA)

	Three Months Ended
	12/31/2013	12/31/2012
Net income	$409,191	$153,758
Less interest income	(4,714)	(21,661)
Plus interest expenses	60,405	25,016
Plus income tax expense	6,912	6,902
Plus depreciation expense	1,278,518	904,580
Plus amortization expense	-	185,600
Plus change in fair value of warrant liabilities	37,896	403,635
Plus stock-based compensation	104,464	94,891
Adjusted EBITDA	$1,892,672	$1,752,721